UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449

(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 26, 2008, Comarco, Inc. (the “Company”) and its subsidiary Comarco Wireless Technologies, Inc. (“CWT” and, together with the Company, “Comarco”) entered into an Asset Purchase Agreement with Ascom Holding AG (“Parent”) and its subsidiary Ascom Inc. (the “Purchaser,” and together with Parent, “Purchasers”). Pursuant to the terms and subject to the conditions set forth in the purchase agreement, Comarco has agreed to sell to Purchaser its wireless testing services (“WTS”) business and related assets. Comarco will retain its ChargeSource® business and other assets.

The aggregate purchase price to be paid to Comarco in connection with the transaction is $12.75 million in cash, with a portion of the proceeds to be placed in escrow.

The transaction is structured as a sale of specified assets and assumption of certain liabilities associated with the WTS business. Assets being sold include fixed assets and inventory related to the WTS business, accounts receivable arising from the WTS business, certain intellectual property relating to the WTS business, specified contracts, rights under a real property lease, business names, and goodwill relating solely to the WTS business and assets.

Comarco has made customary representations, warranties and covenants in the purchase agreement. Comarco may not solicit competing proposals or, subject to exceptions with respect to alternative proposals that may be superior, participate in any discussions or negotiations regarding alternative proposals. Under the purchase agreement, Comarco and the Purchasers have agreed to indemnify each other for breaches of representations, warranties and covenants.

Consummation of the transaction is subject to various closing conditions, including approval of the transaction by the Company’s shareholders, the receipt of third-party consents and other customary closing conditions. The transaction is anticipated to be completed in the fourth quarter of the Company’s current fiscal year.

Comarco or the Purchasers may terminate the Agreement as provided therein, including if (i) the Company’s shareholders do not approve the transaction, or (ii) the transaction is not completed by January 16, 2009, assuming the party seeking termination is not in breach of the purchase agreement. Upon the termination of the purchase agreement under certain specified circumstances, the Company may be required to pay the Purchaser a termination fee of $500,000.

The foregoing description of the purchase agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 29, 2008, the Company issued a press release announcing that it had entered into the purchase agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc. dated as of September 26, 2008.*

99.1	Form of Escrow Agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG, Ascom Inc. and U.S. Bank National Association.

99.2	Press Release dated September 29, 2008.

*	Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)

Date: September 29, 2008	By:	/s/ Winston E. Hickman
Winston E. Hickman
Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Asset Purchase Agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc. dated as of September 26, 2008.

99.1	Form of Escrow Agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG, Ascom Inc. and U.S. Bank National Association.

99.2	Press Release dated September 29, 2008.